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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K


                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934




Date of Report (Date of earliest event           Commission File Number 0-23155
       reported) July 3, 2002

                                 TRIMERIS, INC.
                           (Exact name of registrant)


        Delaware                                    56-1808663
   (State of organization)              (I.R.S. Employer Identification Number)


          3518 Westgate Drive, Suite 300, Durham, North Carolina 27707
             (Address of principal executive offices and zip code)

                                 (919) 419-6050
                         (Registrant's telephone Number)

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ITEM 5. OTHER EVENTS

The Company is hereby filing the following information regarding its business:

Roche and Trimeris, Inc. announced on July 3, 2002, final results of a Phase I/II study demonstrating that T-1249, a second-generation fusion inhibitor candidate, was well-tolerated and exhibited antiviral activity in HIV patients. Unlike existing anti-HIV drugs that work inside the cell and target viral enzymes involved in the replication of the virus, the fusion inhibitors T-1249 and T-20 are designed to block fusion of HIV with host cells before the virus enters the cell and begins its replication process. T-20, currently in Phase III clinical trials, is the most clinically advanced fusion inhibitor under investigation.

Results from T1249-101

The Phase I/II study evaluated the safety, pharmacokinetics and antiviral activity of T-1249 monotherapy in fusion inhibitor-naive, heavily treatment-experienced patients. The initial study included six cohorts dosed by subcutaneous injection once-daily (QD) and twice-daily (BID) (6.25 to 50 mg total daily dose ); subsequently, the study was amended to add four cohorts (50 to 200 mg QD). Of 115 patients entering the study, 113 (98 percent) completed the 14-day dosing period. Dose-dependent decreases in HIV viral load were observed, including a median maximum change of -2.0 log10 copies/mL in patients receiving T-1249 at a dose of 200 mg/day.

No treatment-related, clinically important laboratory abnormalities occurred and no dose-limiting toxicities were identified. Three serious adverse events possibly related to T-1249 occurred: grade 4 neutropenia (25 mg QD, previously reported), hypersensitivity reaction (25 mg BID, previously reported), and fever associated with injection site reaction (150 mg QD).

Results from TORO 1 and TORO 2

Data from two large, internationally conducted Phase III trials indicate that combination therapy with T-20 reduced HIV to undetectable levels in the blood in at least twice the percentage of patients and provided an improved immune response at 24 weeks, as compared to those who took combination therapy without T-20. Additionally, those receiving T-20 were less likely to experience virological failure or relapse over 24 weeks. Co-developed by Roche and Trimeris, Inc., T-20 is the most clinically advanced in an investigational class of HIV drugs called fusion inhibitors. Unlike existing anti-HIV drugs, which target viral enzymes involved in replication of the virus, T-20 is designed to block HIV from fusing with a host cell. Results of these studies were released on July 8, 2002 in two late-breaker poster presentations at the XIV International AIDS Conference (IAC) held in Barcelona, Spain.

TORO 1 Results

In TORO 1, the first Phase III trial, conducted in North America and Brazil, 37 percent of patients who were treated with T-20 in combination with an optimized background regimen had undetectable blood levels (less than 400 copies/mL) of HIV at 24 weeks, compared to 16 percent who received an optimized background regimen alone (p*0.0001). Combination therapy with T-20 further reduced HIV viral load to less than 50 copies/mL in 20 percent of patients as compared to 7 percent who took combination therapy alone (P=0.0002).

The primary efficacy endpoint for the study, the mean difference in the magnitude of decrease in HIV between the two groups in the study, was 0.934 log10 copies/mL (p*0.0001). Patients who received T-20 as part of their combination regimen achieved a reduction in HIV levels of 1.697 log10 copies/mL, compared to 0.763 log10 copies/mL for those in the control arm. Furthermore, 52 percent of patients receiving T-20 experienced a 1.0 log10 or greater reduction in HIV levels, compared to 29 percent who did not receive T-20 (P*0.0001). Patients in the T-20 arm experienced a mean CD4+ cell increase of 76 cells/mm3, as compared to 32 cells/mm3 in the control arm (p*0.0001).

TORO 1 enrolled 491 patients who had previously been treated with an average of 12 antiretrovirals. The median baseline viral load was 5.2 log10 copies/mL and median CD4+ count was 80 cells/mm3.

Through 24 weeks, the incidence of grade 3 and 4 laboratory abnormalities and clinical adverse events was similar between the T-20 and control arms. While most patients on the T-20 arm experienced injection site reactions, only three percent of patients discontinued the study as a consequence of these reactions. Other adverse events (greater than 10 percent), where the incidence was greater on the T-20 arm than on control, were fatigue, insomnia, and peripheral neuropathy. It was not possible to establish a causal relationship between these other adverse events and T-20.

*  less than

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TORO 2 Results

Results from TORO 2, the second Phase III clinical trial, conducted in Europe and Australia, were consistent with findings from TORO 1. In TORO 2, 28 percent of patients who were treated with T-20 in combination with an optimized background regimen had undetectable blood levels (less than 400 copies/mL) of HIV at 24 weeks, compared to 14 percent receiving an optimized background regimen alone (p*0.0001). Combination therapy with T-20 further reduced HIV viral load to less than 50 copies/mL in 12 percent of patients as compared to 5 percent who took combination therapy alone (P=0.0099).

The mean difference in the magnitude of decrease in HIV between the two arms at 24 weeks was 0.78 log10 copies/mL (p*0.0001). Patients who received T-20 as part of their combination regimen achieved a mean reduction in HIV levels of 1.43 log10 copies/mL, compared to a mean of 0.65 log10 copies/mL for those in control arm. Furthermore, 43 percent of patients receiving T-20 experienced a 1.0 log10 or greater reduction in HIV levels, compared to 21 percent who did not receive T-20 (P*0.0001). Patients in the T-20 arm experienced a mean CD4+ cell increase of 65 cells/mm3, as compared to 38 cells/mm3 in the control arm (p=0.023).

TORO 2 enrolled 504 patients who had previously been treated with an average of 11 antiretrovirals. The median baseline viral load was 5.1 log10 copies/mL and median CD4+ count was 98 cells/mm3. Ninety percent of patients had virus with five or more primary mutations to the three existing antiretroviral classes.

Through 24 weeks, as in TORO 1, overall clinical adverse events were similar between T-20 and control groups. No adverse events occurring greater than 10 percent of the time and more frequently in the T-20 arm were observed. Grade 3 laboratory abnormalities were more frequent in the T-20 group, and Grade 4 laboratory abnormalities were more frequent in the control group. While most patients on the T-20 arm experienced injection site reactions, only three percent of patients discontinued the study as a consequence of these reactions.

Design of TORO 1 and TORO 2

TORO 1 (T-20 vs. Optimized Regimen Only) and TORO 2, are randomized, open-label trials that enrolled patients at 112 centers worldwide. Patients in the trials were treatment-experienced and/or had documented resistance to each of the three classes of currently-available antiretrovirals. In addition, each patient was required to have a plasma HIV-RNA level of greater than 5,000 copies/mL. The protocol-specified analyses of the percentage of patients with plasma HIV levels meeting certain thresholds at week 24 (*400 copies/mL, * 50 copies/mL, and greater than or equal to 1.0 log10 reduction from baseline) required that the threshold was met at two consecutive visits. Patients will be followed for 48 weeks, with an optional 48-week treatment extension.

At entry, an optimized background regimen (consisting of three to five drugs, including up to two newly approved or investigational drugs, if appropriate) was chosen for each patient based on treatment history and antiretroviral resistance testing. After selection of the regimen, patients were randomized 2:1 to receive either the regimen in combination with T-20 or the regimen alone. Patients randomized to T-20 received T-20 administered as one 90 mg subcutaneous self-injection twice-daily.

Impact of T-20 on Daily Activities of Living

Roche and Trimeris, Inc announced on July 9, 2002 that data collected from a survey of patients in two large, internationally conducted Phase III trials suggest that subcutaneous delivery of T-20 was well-accepted by a majority of patients after the first eight weeks of treatment. These data, which evaluated patient acceptance of the subcutaneous administration of T-20, the most clinically advanced in a developmental class of HIV drugs called fusion inhibitors, were presented on July 9, 2002 at the XIV International AIDS Conference (IAC) in Barcelona, Spain. A separate presentation at IAC on July 9, 2002 found that weight-based dosing of T-20 in HIV infected children and adolescents was well-tolerated and provided exposures of T-20 comparable to those seen in adults.

Conducted among 638 patients in two Phase III studies, the subcutaneous injection survey assessed whether the subcutaneous delivery of T-20 influenced a patient's ability to conduct normal activities of daily living (ADL). Most patients reported little or no impact of injection on familiar routines of work (83 percent), sleep (89 percent), recreation (78 percent), social life (89 percent), travel (70 percent), intimacy (78 percent), or privacy (74 percent). Nearly all patients (range: 95 percent to 98 percent) reported little or no impact of injection on basic activities of daily living, such as preparing meals or bathing. These findings suggest that motivated patients who receive instruction were able to manage self-injection with little difficulty and without the need for substantial changes in daily routines.

* less than

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The survey found that 65 percent of patients scored self-injection as "very easy" or "easy." Other responses were "neutral" (22 percent), "difficult" (8 percent) and "very difficult" (3 percent). (Two percent of the respondents did not complete the question.) Patients also rated T-20 issues such as dissolving, refrigeration and disposal of sharps. These activities were also considered "very easy" or "easy" by most patients (69 percent, 78 percent, and 90 percent, respectively).

Pharmacokinetics and Safety of T-20 in Combination Therapy in Children and Adolescents

Results from this multicenter, open label, nonrandomized, noncomparative Phase I/II pediatric study (T20-310) found that weight-based dosing - 2 mg of T-20 per kilogram of body weight - provided similar exposure levels of T-20 in children and adolescents to those seen in adults. The study enrolled 24 pediatric patients between ages three and 16 years, who had HIV RNA plasma levels greater than 5,000 copies/mL and had experience with a minimum of three months of previous treatment experience with at least two of the three currently licensed antiretroviral drug classes. Steady-state blood samples were obtained at zero, two, four, eight, and 12 hours after dosing, and were analyzed for pharmacokinetic parameters.

Most patients in T20-310 reported mild to moderate injection site reactions, consisting of redness, itching and tenderness. A previous study of T-20 (T20-204) among HIV-infected children with dosing based on body surface area found that T-20 was well-tolerated in pediatric patients.

More About T-20

T-20 is administered as a twice-daily subcutaneous injection. In all studies completed to date, the most frequent side effect observed is a mild to moderate local skin reaction at the site of the injection of T-20. Such reactions occur in nearly all patients, but are rarely severe or cause the patient to discontinue treatment. Diarrhea, nausea, dizziness, fatigue, and headache are other commonly reported side effects, although we are unable to establish whether T-20 is the cause of these side effects.

Early Access to T-20

In November 2001, Roche and Trimeris announced the initiation of the T-20 open-label safety study (T20-305) to provide T-20 to a further 450 adults and 50 children internationally. The study is ongoing and is being conducted in Australia, Brazil, Europe, and North America. Roche and Trimeris remain on track to commence T-20 Early Access Programs in this second half of 2002 when increased drug supply is expected to become available and will announce the full details of the programs before the end of August.

Meeting the Growing Need For a New Class of HIV Drugs

One of the biggest challenges facing people living with HIV is resistance to currently available therapies. Thirty to fifty percent of patients are infected with a strain of the virus that has developed resistance to one or more antiretrovirals, reducing the treatment options available to them. Roche and Trimeris are committed to discovering and developing treatments for patients in need of new options and are planning to invest approximately half a billion U.S. dollars to bring fusion inhibitors to people living with HIV/AIDS.

Long-Term Commitment to HIV Research and Development

Roche and Trimeris are working together to mobilize the considerable resources required to support the rapid development of T-20 and T-1249, the first members of a new class of investigational anti-HIV drugs known as fusion inhibitors. T-20, currently in Phase III clinical trials, is the furthest along in clinical development in the fusion inhibitor class, while T-1249 is currently being evaluated in Phase I/II clinical trials. In June 2001, Roche and Trimeris announced a joint research agreement to identify and develop additional HIV fusion inhibitor peptides.

T-20 and T-1249 have fast track designation from the FDA in the U.S. for the treatment of HIV-infected individuals. Fast track is granted to facilitate the development and expedite the review of applications for drugs that are intended to treat serious or life-threatening disease and that demonstrate the potential to address an unmet medical need.

Trimeris Safe Harbor Statement

Note: Except for any historical information presented herein, matters presented in this release are forward-looking statements that involve risks and uncertainties. The results of Trimeris' previous clinical trials are not necessarily indicative of future clinical trials, and future results could differ materially from the results presented herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the "Risk Factors" section included in Trimeris' Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission on March 25, 2002.

* less than

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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      TRIMERIS, INC.



                                      By: /s/ Robert R. Bonczek
                                          -----------------------------
                                          Robert R. Bonczek
                                          Chief Financial Officer and General
                                          Counsel

Dated: July 16, 2002